Exhibit 10.1

September 10, 2002

Tim Coffey

The Bank of Nova Scotia

Attn: Acquisition Finance

1 Liberty Plaza, 25th FL

New York, NY 10006

Dear Tim:

At the request of Aegis Communications Group, Inc. and in regards to our Third Amended and Restated Credit Agreement, dated December 10, 1999 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), please use this letter as authorization to reduce our available line of credit from $35,000,000 to $30,000,000, effective September 15, 2002.

Please feel free to call me at 678-443-6512 if you have any questions.

Best regards,

/s/ Michael J. Graham

Michael J. Graham

Executive Vice President—Corporate Development and Chief Financial Officer

Aegis Communications Group, Inc.

tmv

cc:   Paul Keller, Aegis Communications Group, Inc.
Todd Vines, Aegis Communications Group, Inc.